                                                                   Exhibit 10.24


                                   BNS COMPANY

      Brown & Sharpe Employee Stock Ownership and Profit Participation Plan

                                    Amendment
                                    ---------

     WHEREAS the Company terminated the Brown & Sharpe Employee Stock Ownership and Profit Participation Plan and Trust Agreement (1998 Restatement) (the "ESOP") on April 27, 2001;

     WHEREAS the Internal Revenue Service, in connection with its determination of the tax-qualified status of the ESOP upon its termination, has requested certain amendments;

     NOW, THEREFORE, pursuant to Section 11.1, the Company hereby amends the ESOP as provided herein.

1. Section 2.11 is amended effective January 1, 1997 by adding a new paragraph to the end thereof to read as follows:

          "For all purposes under the Plan, the term `Highly Compensated Employee' means each individual employed by an Affiliated Company who (a) during such Plan Year or preceding Plan Year, is a `5% owner' within the meaning of Code section 414(q), or (b) during the preceding Plan Year received Compensation in excess of $80,000 (as adjusted under such Code section)."

2. Section 2.11 is hereby further amended effective as of January 1, 2001 by replacing the first sentence thereof with the following sentence:

          "`Compensation' means gross compensation received during the period at issue for services rendered to a Participating Employer while a Participant, including any amounts that would have been received by the individual from a Participating Employer while a Participant but for elections under Code sections 125, 401(k), and 132(f)(4), but excluding any amounts which are excluded from the definition of compensation under
     Section 415 of the Code and the Treasury regulations promulgated thereunder."

As a related change, Section 2.11 is also amended effective as of January 1, 2001 by replacing the first parenthetical phrase in the second paragraph thereof with the following parenthetical phrase:

     "(or that would have been so paid absent an election under Code sections 125, 401(k) and 132(f)(4))"

3. Section 2.15 is amended effective January 1, 1997 by adding a new paragraph to the end thereof to read as follows:

          "For purposes of this Section 2.15 and Section 2.16 below, a `leased employee' means any person who pursuant to an agreement between an Affiliated Company and any other person has performed services for the Affiliated Company and related persons as defined in Code Section 414(n)(6) on a substantially full-time basis for a period of at least one year provided such services are performed under the primary direction or control of the Affiliated Company."

4.   Section 12.6 is amended in its entirety to read as follows:

          "12.6 Veterans' Re-Employment and Benefits Rights. Notwithstanding any
                --------------------------------------------
     provision of the Plan to the contrary, effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code section 414(u)."

     IN WITNESS WHEREOF, BNS Company has caused this Amendment to be duly executed in its name and on its behalf by its officer hereto duly authorized this 14/th/ day of November, 2001.

                                               BNS COMPANY


                                               By:___________________________
                                                        Andrew C. Genor

                                               Title: President & CEO